                                                                    EXHIBIT 28.5

Independent Auditors' Report

The Stockholders and Board of Directors
of L.S.B. Bancshares, Inc. of South Carolina

     We have audited the consolidated balance sheet of L.S.B. Bancshares, Inc. of South Carolina and subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L.S.B. Bancshares, Inc. of South Carolina ans subsidiaries as of December 31, 1992 and 1991, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.



[SIGNATURE APPEARS HERE]



Columbia, South Carolina
March 11, 1993

Consolidated Balance Sheet

L.S.B. Bancshares, Inc. of South Carolina
- --------------------------------------------------------------------------------
(Dollars in thousands)


                                                                                           December 31,
                                                                                       -------------------
                                                                                         1992       1991
                                                                                       --------   --------
Assets
  Cash and due from banks (Note 3)..............................................       $ 38,741   $ 31,963
  Time deposits in other banks..................................................                       100
  Investment securities (estimated fair value -- 1992-$141,274;
     1991-$142,492)(Note 4).....................................................        137,779    137,589
  Federal funds sold and securities purchased under agreements to resell........         36,725     14,400
  Other investments (Note 5)....................................................         16,567      9,348
  Loans (Note 6 and 20).........................................................        372,017    325,041
    Unearned income.............................................................         (2,246)    (4,392)
    Allowance for loan losses...................................................         (4,716)    (4,037)
                                                                                       --------   --------
      Loans - net...............................................................        365,055    316,612
  Premises and equipment - net (Note 7).........................................         12,931     10,674
  Other assets (Note 8).........................................................         12,005     13,232
                                                                                       --------   --------
      Total assets..............................................................       $619,803   $533,918
                                                                                       ========   ========
Liabilities
  Deposits (Note 9)
    Noninterest bearing.........................................................       $ 64,950   $ 47,431
    Interest bearing............................................................        474,562    430,186
                                                                                       --------   --------
      Total deposits............................................................        539,512    477,617
  Short-term borrowings (Note 10)...............................................         32,628     14,730
  Long-term debt (Note 11)......................................................          4,000      2,000
  Other liabilities.............................................................          2,831      3,219
                                                                                       --------   --------
      Total liabilities.........................................................        578,971    497,566
                                                                                       --------   --------

  Commitments and contingent liabilities (Note 17)

Stockholders' equity (Note 12)
  Common stock - $2.50 par value; 5,000,000 shares authorized;
    issued and outstanding 2,658,219 for 1992 and 2,634,057 for 1991............          6,646      6,585
  Capital surplus...............................................................         18,827     18,507
  Retained earnings.............................................................         15,416     11,260
  Net unrealized loss on marketable equity securities...........................            (57)
                                                                                       --------   --------
      Total stockholders' equity................................................         40,832     36,352
                                                                                       --------   --------
      Total liabilities and stockholders' equity................................       $619,803   $533,918
                                                                                       ========   ========

See notes to consolidated financial statements.

Consolidated Statement of Income

L.S.B. Bancshares, Inc. of South Carolina
- --------------------------------------------------------------------------------
(Amounts in thousands, except per share)


                                                                                            Years Ended December 31,
                                                                                         -------------------------------
                                                                                          1992        1991        1990
                                                                                         -------     -------     -------
Interest income
  Loans, including fees.........................................................         $33,244     $34,253     $34,421
  Investment securities
    Taxable.....................................................................           8,917       8,884       8,819
    Tax-exempt..................................................................           1,546       1,669       1,837
  Trading account interest......................................................              49
  Federal funds sold and securities purchased under agreements to resell........             774         972       1,492
  Time deposits in other banks..................................................               2          14           9
  Other dividends and interest..................................................           1,052         877         451
                                                                                         -------     -------     -------
      Total interest income.....................................................          45,584      46,669      47,029
                                                                                         -------     -------     -------

Interest expense
  Deposits......................................................................          18,974      24,927      26,657
  Short-term borrowings.........................................................             878       1,337       2,061
   Long-term debt................................................................            202         175          69
                                                                                         -------     -------     -------
      Total interest expense....................................................          20,054      26,439      28,787
                                                                                         -------     -------     -------

Net interest income.............................................................          25,530      20,230      18,242
Provision for loan losses (Note 6)..............................................           2,463       3,598       2,110
                                                                                         -------     -------     -------

Net interest income after provision.............................................          23,067      16,632      16,132
                                                                                         -------     -------     -------

Other operating income
  Service charges on deposit accounts...........................................           3,074       2,989       2,705
  Credit life insurance commissions.............................................             153         329         401
  Gain on sale of investment securities.........................................             256         190          44
  Other income..................................................................           2,321       1,435       1,093
                                                                                         -------     -------     -------
      Total other operating income..............................................           5,804       4,943       4,243
                                                                                         -------     -------     -------

Other operating expenses (Note 13)
  Salaries and employee benefits................................................          10,957       9,278       8,330
  Net occupancy expense.........................................................           1,087         945         940
  Furniture and equipment expense...............................................           1,680       1,631       1,462
  Other expense.................................................................           6,971       5,560       4,743
                                                                                         -------     -------     -------
      Total other operating expenses............................................          20,695      17,414      15,475
                                                                                         -------     -------     -------

Income before income taxes......................................................           8,176       4,161       4,900
Income tax expense (Note 15)....................................................           2,407         948         841
                                                                                         -------     -------     -------
Net income......................................................................         $ 5,769     $ 3,213     $ 4,059
                                                                                         =======     =======     =======
Per share
  Average shares outstanding....................................................           2,643       2,621       2,599
  Net income....................................................................         $  2.18     $  1.23     $  1.56


See notes to consolidated financial statements.

Consolidated Statement of Changes in Stockholders' Equity

L.S.B. Bancshares, Inc. of South Carolina
- --------------------------------------------------------------------------------
(Dollars in thousands, except per share)


                                                                                                              Net
                                                                                                           Unrealized
                                                     Common Stock                                           Loss on
                                               -------------------------                                   Marketable
                                                  Number                      Capital         Retained       Equity
                                                 of Shares       Amount       Surplus         Earnings      Securities   Total
                                               ---------------------------------------------------------------------------------
Balance January 1, 1990....................     2,591,410        $6,479       $18,050         $ 7,015       $    (153)   $31,391
Net income.................................                                                     4,059                      4,059
Cash dividends declared by
  merged company...........................                                                       (30)                       (30)
Cash dividends declared by LSB -
  $.60 per share...........................                                                    (1,425)                    (1,425)
Sale of common stock.......................        20,098            50           222                                        272
Valuation adjustment on
  marketable equity securities.............                                                                        40         40
                                               ----------       -------      --------          ------        --------    -------

Balance December 31, 1990..................     2,611,508         6,529        18,272           9,619            (113)    34,307
Net income.................................                                                     3,213                      3,213
Cash dividends declared -
  $.60 per share...........................                                                    (1,572)                    (1,572)
Sale of common stock.......................        22,549            56           235                                        291
Valuation adjustment on
  marketable equity securities.............                                                                       113        113
                                                ---------       -------       -------         -------       ---------    -------

Balance December 31, 1991..................     2,634,057         6,585        18,507          11,260                     36,352
Net income.................................                                                     5,769                      5,769
Cash dividends declared -
  $.61 per share...........................                                                    (1,613)                    (1,613)
Sale of common stock.......................        24,162            61           320                                        381
Valuation adjustment on
  marketable equity securities.............                                                                       (57)       (57)
                                                ---------       -------      --------        --------      ----------    -------

Balance December 31, 1992..................     2,658,219        $6,646       $18,827         $15,416      $      (57)   $40,832
                                               ==========       =======      ========        ========      ==========    =======

See notes to consolidated financial statements.

Consolidated Statement of Cash Flows
L.S.B. Bancshares, Inc. of South Carolina

- -------------------------------------------------------------------------------------------------------
(Dollars in thousands)

                                                                          Years Ended December 31,
                                                                       --------------------------------
                                                                         1992        1991        1990
                                                                       --------    --------    --------
Operating activities
  Net income.......................................................    $  5,769    $  3,213    $  4,059
  Adjustments to reconcile net income to net cash provided
   by operating activities
     Provision for loan losses.....................................       2,463       3,598       2,110
     Depreciation and amortization.................................       1,186         997       1,004
     Writedowns of other real estate...............................         274         244         177
     Deferred income taxes.........................................        (394)         51        (305)
     Amortization of intangibles...................................         183          51          62
     Amortization of net loan fees and costs.......................         216         291         410
     Accretion and premium amorization.............................         130         140        (123)
     Gain on sale of investment securities.........................        (256)       (190)        (44)
     (Gain) loss on sale of other investments......................        (126)          3
     (Gain) loss on sale of other real estate......................         253          90         (66)
     (Increase) decrease in interest receivable....................         973         339        (748)
     Increase (decrease) in interest payable.......................        (599)       (338)        148
     Decrease (increase) in prepaid expenses and other receivables.         733        (897)       (325)
     Increase (decrease) in other accrued expenses.................         110        (107)        (57)
                                                                       --------    --------    --------
       Net cash provided by operating activities...................      10,915       7,485       6,302
                                                                       --------    --------    --------

Investing activities
  Net decrease in prime deposits in other banks....................         100         100           1
  Sales of investment securities...................................      29,773      10,836       7,487
  Maturities of investment securities..............................      84,734      41,964      49,270
  Purchases of investment securities...............................    (114,571)    (59,637)    (75,814)
  Sales of other investments.......................................      57,980       5,043
  Purchases of other investments...................................     (65,130)     (9,348)
  Net increase in loans made to customers..........................     (30,552)    (28,771)    (15,642)
  Purchases of premises and equipment..............................      (3,356)       (589)       (640)
  Sales of other real estate.......................................       2,674       1,719       1,233
  Branch office acquisitions (Note 2)..............................      15,712
  Other............................................................                                 (40)
                                                                       --------    --------    --------
    Net cash used by investing activities..........................    (22 ,636)    (38,683)    (34,145)
                                                                       --------    --------    --------

Financing activities
  Net increase in demand deposits, interest
    checking and savings accounts..................................      37,318      39,847      27,725
  Net increase (decrease) in certificates of deposit
    and other time deposits........................................     (15,160)      2,590      11,180
  Net increase (decrease) in short-term borrowings.................      17,898      (3,294)    (10,618)
  Proceeds from long-term debt.....................................       2,000                   2,000
  Repayment of long-term debt......................................                    (450)        (50)
  Sale of common stock.............................................         381         291         272
  Cash dividends paid..............................................      (1,613)     (1,572)     (1,455)
                                                                       --------    --------    --------
    Net cash provided by financing activities......................      40,824      37,412      29,054
                                                                       --------    --------    --------
  Increase in cash and cash equivalents............................      29,103       6,214       1,211
  Cash and cash equivalents, beginning.............................      46,363      40,149      38,938
                                                                       --------    --------    --------
  Cash and cash equivalents, ending................................    $ 75,466    $ 46,363    $ 40,149
                                                                       ========    ========    ========


See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

L.S.B. Bancshares, Inc. of South Carolina


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation -- L.S.B. Bancshares, Inc. of South Carolina (LSB), a bank holding company, and its wholly-owned subsidiaries, The Lexington State Bank (including its wholly-owned subsidiary, Carolina Securities Corporation) and The Community Bank of South Carolina, provide banking services to domestic markets principally in Lexington, Richland, Beaufort, and Hampton Counties of South Carolina. The consolidated financial statements include the accounts of the parent company and its subsidiaries after elimination of all significant intercompany balances and transactions. The accounting and reporting policies of LSB and its subsidiaries are in conformity with generally accepted accounting principles and general practices within the banking industry.

Securities -- Investment securities are those securities that management acquires with the intent and ability to hold until maturity. Securities chosen for investment are selected according to several criteria including current funding opportunities, anticipated cash flow needs, analysis of overall expected net yield and pledging requirements. Investment securities are stated at cost, increased by accretion of discounts and decreased by amortization of premiums using the interest method. The gain or loss recognized on the sale of an investment security is based on the adjusted cost of the specific certificate on a trade date basis.

Trading account securities, primarily debt securities, are those securities that have been purchased for resale. The carrying amounts for trading account securities are adjusted to estimated fair value. Realized and unrealized gains and losses resulting from such adjustments, and from recording the effects of sales of trading account securities, are recognized in noninterest income on a trade date basis.

Other investments include shares in mutual funds which are stated at the lower of aggregate cost or estimated fair value. Unrealized losses on mutual funds are recorded directly in a separate stockholders' equity account. Realized gains or losses are determined using the specific identification method and are reflected in income on a trade date basis.

Interest and Fees on Loans -- Interest income on installment loans is generally recognized using the sum-of-the-months digits method. The results of using this method were not materially different from those obtained by using the interest method. Interest income on all other loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are being deferred and amortized as an adjustment of the related loan yields. Generally, these amounts are being amortized over the contractual life of the related loans or commitments.

When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized when received. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated net realizable value of collateral by charge-off to the allowance for loan losses and any subsequent payments are credited to the outstanding principal balance until the loan is repaid; then, such payments are credited to the allowance for loan losses as recoveries. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Allowance for Loan Losses -- An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay the underlying collateral value of the loans. When it is determined that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is likely, the estimated loss amount is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

Premises and Equipment -- Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed by using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 33 to 40 years; furniture and equipment - 3 to 15 years; leasehold improvements - 3 to 10 years.

Other Real Estate -- Other real estate includes properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure, and loans accounted for as in-substance foreclosures. Collateral is considered foreclosed in substance when the borrower has little or no equity in its current fair value, proceeds for repayment of the related loan can be expected to come only from the operation or sale of the collateral, and the borrower has either formally or effectively abandoned control of the collateral to LSB or has retained control but it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate is initially recorded at the lower of cost or the estimated fair market value less estimated selling costs.

Loan losses arising from the acquisition of such property and in recognition of in-substance foreclosures are charged to the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent downward valuation adjustments.

Employee Benefit Plans -- LSB sponsors a trusteed non-contributory defined benefit pension plan covering substantially all officers and employees meeting certain age and service requirements. The benefits are based on years of service and compensation during the five consecutive calendar years that produces the highest average level of annual compensation within the last ten years of participation. It is LSB's policy to find an amount between the minimum funding amount required by ERISA and the maximum tax deductible contribution. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

LSB also provides a trusteed profit-sharing plan which provides retirement and other benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. LSB makes marching contributions of 50% of each participants contributions until the participant's contributions reach 6% of annual compensation.

In December 1990, the Financial Accounting Standards Board issued Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement requires the implementation, no later than 1993, of new accounting and disclosure rules for benefits other than pensions, such as postretirement health care programs. In addition, Statement No. 112, "Employers' Accounting for Postemployment Benefits," was issued in November 1992, by the Financial Accounting Standards Board. Statement No. 112 requires, no later than 1994, the implementation of new accounting and disclosure rules for postemployment benefits such as payments to employees for disability, layoff, or other event. LSB and its subsidiaries do not sponsor any postretirement benefits, nor are any material postemployment benefits provided. Therefore, the new requirements are not expected to have any material effect on the consolidated financial position or results of operations of LSB.

Income Taxes -- Amounts provided for income taxes are based on income reported for financial statement purposes. Deferred income taxes are provided for timing differences between the period in which certain income and expense items are recognized for financial reporting purposes and the period in which they affect taxable income.

Earnings Per Share -- Earnings per share is calculated using the weighted average number of shares outstanding during the year.

Statement of Cash Flows -- The statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks and federal funds sold and securities purchased under agreements to recall.

During 1992, 1991 and 1990, interest paid on deposits, short-term borrowings and long-term debt amounted to $20,653,000, $26,777,000, and $28,639,000, respectively. Income tax payments of $2,257,000, $1,599,000, and $759,000 were made in 1992, 1991 and 1990, respectively.

Fair Value Estimates -- Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time LSB's entire holdings of a particular financial instrument. Because no active trading market exists for a significant portion of LSB's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, LSB has a substantial trust department that contributes net fee income annually. The trust department is not a financial instrument, and its value has not been considered into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include net deferred tax assets, premises and equipment and intangible assets. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

For cash and due from banks, federal funds sold and securities purchased under agreements to resell, accrued interest receivable and payable and short-term borrowings, the carrying amount approximates fair value because these instruments generally mature in 90 days or less and do not present unanticipated credit concerns.

NOTE 2 -- BRANCH ACQUISITION

On May 7, 1992, LSB's subsidiary, The Community Bank of South Carolina, acquired substantially all of the assets and assumed substantially all of the liabilities of three branch offices in Beaufort, South Carolina which formerly belonged to NationsBank of South Carolina, NA. The transaction was accounted for using the purchase method. Accordingly, the consolidated financial statements reflect the results of operations and the assets and liabilities of the acquired offices since the date of acquisition. The pro forma effect of this transaction on the consolidated operations of LSB is not material.

The principal assets acquired and liabilities assumed in the purchase are summarized below.

                                                          (Dollars in thousands)
        Loans, net......................................         $ 22,477
        Premises, equipment and other assets............              111
        Intangible core deposit premium.................            1,537
        Deposits and other liabilities..................          (39,837)
                                                                 --------
        Cash received for net liabilities assumed.......         $(15,712)
                                                                 ========

The intangible value of core deposits represents the estimated net present value of the future economic benefits related to use of the deposits purchased. Such amount is being amortized in proportion to the estimated annual benefit to be derived over a period not to exceed fifteen years.

NOTE 3 -- CASH AND DUE FROM BANKS

The banking subsidiaries are required by regulation to maintain average cash reserve balances based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 1992 and 1991 were approximately $13,000,000 and $12,971,000, respectively.

NOTE 4 -- INVESTMENT SECURITIES

The aggregate carrying amount estimated fair value of investment accurities were:

                                                                                                December 31,
                                                                      -----------------------------------------------------------
                                                                                 1992                            1991
                                                                      --------------------------       --------------------------
                                                                      Carrying         Estimated       Carrying         Estimated
                                                                      Amount           Fair Value      Amount           Fair Value
                                                                      --------         ----------      --------         ----------
                                                                                         (Dollars in thousands)
U.S. Treasury and U.S. Government
  agencies and corporations.................................          $ 99,733         $102,357        $104,376         $108,639
Obligations of states and political subdivisions............            22,098           22,918          25,618           26,260
Mortgage-backed securities..................................            15,948           15,999           7,594            7,593
Other.......................................................                                                  1
                                                                      --------         --------        --------         --------
     Total..................................................          $137,779         $141,274        $137,589         $142,492
                                                                      ========         ========        ========         ========


The aggregate carrying amount and estimated fair value of investment securities by maturity date were as follows:

                                                                                                December 31,
                                                                      -----------------------------------------------------------
                                                                                 1992                            1991
                                                                      --------------------------       --------------------------
                                                                      Carrying         Estimated       Carrying         Estimated
                                                                      Amount           Fair Value      Amount           Fair Value
                                                                      --------         ----------      --------         ----------
                                                                                         (Dollars in thousands)
Due in one year or less.....................................          $ 32,506          $ 33,169       $ 43,400         $ 44,002
Due after one through five years............................            73,403            75,487         66,905           70,359
Due after five through ten years............................            15,922            16,619         19,689           20,538
                                                                      --------          --------       --------         --------
                                                                       121,831           125,275        129,994          134,899
Mortgage-backed securities..................................            15,948            15,999          7,594            7,593
Other.......................................................                                                  1
                                                                      --------          --------       --------         --------
     Total..................................................          $137,779          $141,274       $137,589         $142,492
                                                                      ========          ========       ========         ========

The fair value of investment securities, except certain obligations of states and political subdivisions, is estimated based on published closing quotations or dealers' quotes. The fair value of certain obligations of states and political subdivisions is not readily available from market sources other than dealer quotations; consequently, fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Following are the approximate gross unrealized gains and gross unrealized losses for investment securities:

                                                                                                December 31,
                                                                      -----------------------------------------------------------
                                                                                 1992                            1991
                                                                      --------------------------       --------------------------
                                                                          Gross         Gross             Gross          Gross
                                                                        Unrealized    Unrealized        Unrealized     Unrealized
                                                                          Gains         Losses            Gains          Losses
                                                                      ------------    ----------        ----------     ----------
                                                                                         (Dollars in thousands)
U.S. Treasury and U.S. Government
  agencies and corporations................................           $   2,679         $     55       $  4,263         $
Obligations of states and political subdivisions...........                 827                7            886            244
Mortage-backed securities..................................                 220              169                             1
Other......................................................                                                                  1
                                                                       --------         --------       --------         --------
     Total.................................................            $  3,276         $    231       $  5,149         $  246
                                                                       ========         ========       ========         ========

The proceeds from sales of investment securities and the gross realized gains and gross realized losses on such sales were as follows.

                                                      Years Ended December 31,
                                                    ----------------------------
                                                     1992        1991      1990
                                                    ------      ------    ------
                                                       (Dollars in thousands)
Proceeds from sales...............................  $29,733    $10,836    $7,487
Gross realized gains..............................      256        190        44

At December 31, 1992 and 1991, investment securities with a book value of $122,694,000 and $97,827,000, respectively, were pledged as collateral to secure public deposits, securities sold under agreements to repurchase, and for other purposes.

NOTE 5 -- OTHER INVESTMENTS
Other investments are presented in the balance sheet as follows:

                                                         December 31,
                                                    ----------------------
                                                       1992        1991
                                                    ----------  ----------
                                                    (Dollars in thousands)
Aggregate carrying amount.........................     $16,624      $9,348
Gross unrealized gains............................                       6
Gross unrealized losses...........................         (57)
                                                    ----------  ----------
      Estimated fair value........................     $16,567      $9,354
                                                    ==========  ==========

The fair value of other investments is estimated based on closing quotations published in financial newspapers.

NOTE 6 -- LOANS

Loans consisted of the following:


                                                           December 31,
                                                 -------------------------------
                                                          1992            1991
                                                 ---------------------  --------
                                                 Carrying   Estimated   Carrying
                                                  Amount    Fair Value   Amount
                                                 ---------  ----------  --------
                                                      (Dollars in thousands)
Commercial, financial and agricultural.........  $  56,443    $ 56,526  $ 46,034
Real estate -- construction....................     15,247      15,231    16,775
Real estate -- mortgage........................    235,361     236,442   193,242
Consumer installment loans.....................     64,966      65,657    68,990
                                                 ---------  ----------  --------
     Total loans...............................  $ 372,017    $373,856  $325,041
                                                 ========   ==========  ========

Included in the above carrying amounts were nonperforming loans as follows:


                                                         December 31,
                                                    ----------------------
                                                       1992        1991
                                                    ----------  ----------
                                                    (Dollars in thousands)
Nonaccrual loans.................................       $2,914      $3,544
Accruing loans 90 days or more past due..........          298       1,224
                                                    ----------  ----------
     Total.......................................       $3,212      $4,768
                                                    ==========  ==========

interest income that would have been recorded if nonaccrual loans had been in accordance with their original terms amounted to $322,000, $430,000 and $428,000 for the years ended December 31, 1992, 1991 and 1990, respectively. Recognized interest income on these loans was $102,000, $252,000 and $206,000 for the years ended December 31, 1992, 1991 and 1990, respectively. There were no outstanding commitments at December 31, 1992, to lend additional funds to debtors owing nonaccrual loans.

Fair values are estimated for loan categories with similar financial characteristics. Within each category, the fair value of loans is calculated by discounting estimated cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For certain categories of loans, such as variable rate loans, credit card receivables, and other lines of credit, the carrying amount, adjusted for credit risk, is a reasonable estimate of fair value because there is no contractual maturity or because LSB has the ability to reprice the loans as interest rate shifts occur. Since the discount rates are based on current loan rates offered as well as management's estimates, the fair values presented may not necessarily be indicative of the value negotiated in an actual sale.

Transactions in the allowance for loan losses are summarized below:

                                                 Years Ended December 31,
                                            ----------------------------------
                                              1992         1991         1990
                                            --------     --------     --------
                                                  (Dollars in thousands)
Balance at January 1......................  $  4,037     $  3,838     $  3,570
Provision charged to expense..............     2,463        3,598        2,110
Recoveries................................       288          216          202
Charge-offs...............................    (2,072)      (3,615)      (2,044)
                                            --------     --------     --------
Balance at December 31....................  $  4,716     $  4,037     $  3,838
                                            ========     ========     ========


As of December 31, 1992, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The loan portfolio consists of extensions of credit to businesses and individuals principally in Lexington, Richland, Beaufort and Hampton Counties of South Carolina. Approximately 82% of LSB's loans were made in the Lexington-Richland County area, 12% in the Hampton County area, and 6% in the Beaufort County area. The economy of the Lexington-Richland County area is diversified and the area is a major center of state and county government, banking, insurance, manufacturing, service industries and higher education. Beaufort County's economy is influenced by tourism, the Paris Island Marine Depot and Training Center, retail businesses and agriculture. The county is increasingly attracting retirees to live in its coastal area. Hampton County is a rural area whose economy consists primarily of agriculture, timber and wood products, and plastics industries. LSB's management has established loan policies and practices that include set limitations on loan-to-collateral value for various types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information to borrowers, and credit approvals.

NOTE 7 -- PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                 December 31,
                                            ----------------------
                                              1992          1991
                                            --------      --------
                                            (Dollars in thousands)
Land......................................  $  2,086      $  1,952
Buildings.................................     9,766         8,549
Leasehold improvements....................       229           228
Furniture and equipment...................     9,599         7,623
                                            --------      --------
     Total................................    21,680        18,352
Accumulated depreciation and
 amortization.............................    (8,749)       (7,678)
                                            --------      --------
     Premises and equipment - net.........  $ 12,931      $ 10,674
                                            ========      ========

Depreciation and amortization expense for the years ended December 31, 1992, 1991 and 1990, was $1,186,000, $997,000 and $1,004,000, respectively.

As of December 31, 1992, commitments totaling $1,769,000 had been entered into for construction, renovations, computer equipment and software purchases for 1993.

NOTE 8 -- OTHER REAL ESTATE

Other real estate of $1,690,000 and $3,331,000, is included in other assets at December 31, 1992 and 1991, respectively. At December 31, 1992, an allowance of $188,000 for other real estate losses subsequent to acquisition has been established by charges to net cost of operation of other real estate.

NOTE 9 -- DEPOSITS

Deposits consisted of the following:


                                                      December 31,
                                            -------------------------------
                                                   1992              1991
                                            --------------------   --------
                                            Carrying  Estimated    Carrying
                                             Amount   Fair Value    Amount
                                            --------  ----------   --------
                                                (Dollars in thousands)

Noninterest bearing demand..............    $ 64,950   $ 64,950    $ 47,431
Interest bearing transaction accounts...     208,306    208,306     171,900
Savings.................................      40,630     40,630      28,537
Time deposits $100M and over............      42,579     43,067      42,685
Other time deposits.....................     183,047    184,247     187,064
                                            --------   --------    --------
    Total deposits......................    $539,512   $541,200    $477,617
                                            ========   ========    ========



The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 1992. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered as of December 31, 1992, for deposits of similar remaining maturities.

NOTE 10 -- SHORT-TERM BORROWINGS

Short-term borrowings payable were:


                                                          December 31,
                                                      --------------------
                                                        1992         1991
                                                      -------      -------
                                                     (Dollars in thousands)

Federal funds purchased and securities
  sold under agreements to repurchase.............    $31,628      $13,730
Interest bearing demand notes issued to the
  U.S. Treasury...................................      1,000        1,000
                                                      -------      -------
    Total.........................................    $32,628      $14,730
                                                      =======      =======



Federal funds purchased and securities sold under agreements to repurchase generally mature on a one to thirty-one day basis. At December 31, 1992 and 1991, the combined weighted average interest rates related to Federal funds purchased and securities sold under agreements to repurchase were 2.96% and 3.77%, respectively. At December 31, 1992 and 1991, the interest rates on interest bearing notes issued to the U.S. Treasury were 2.85% and 4.02%, respectively.

At December 31, 1992, the banking subsidiaries had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $18,500,000. These lines of credit are available on a one to seven day basis for general corporate purposes of the banks. All of the lenders have reserved the right to withdraw these lines at their option.

NOTE 11--LONG-TERM DEBT

Long-term debt consisted of the following:

                                                               December 31,
                                                          ----------------------
                                                            1992          1991
                                                          --------      --------
                                                          (Dollars in thousands)
L.S.B. Bancshares, Inc. of South Carolina-
   5.82%, $4 million subordinated capital note,
   dated 1990, with interest only due quarterly
   until annual principal installments of $1,000,000
   begin in 1996 with final maturity in 1999.............. $4,000        $2,000
                                                          ========      ========

As of December 31, 1992, the carrying amount of LSB's long-term debt approximates fair value because the interest rate on such debt reprices immediately with changes in the lender's prime rate, and management is not aware of any significant change in the credit risk associated with the debt.

Future debt maturities are as follows:

      Year Ended December 31,                  (Dollars in thousands)
      -----------------------                  ----------------------
      1996..................................           $1,000
      1997..................................            1,000
      1998..................................            1,000
      1999..................................            1,000
                                                       ------
           Total............................           $4,000
                                                       ======

Interest on the subordinated note fluctuates at 97% of the lender's prime rate with LSB having certain options to fix the interest rate. The note is subordinate to the claims of depositors. In a related loan agreement, LSB has agreed to certain covenants including: maintenance of specified amounts of net worth; minimum ratios of capital adequacy, income to average assets and income to average equity; a maximum ratio of loans to deposits; maximum ratios of problem loans and other problem assets to total loans, and that ratios of the allowance for loan losses to problem loans and other problem assets be maintained above prescribed levels. The loan agreement also restricts the disposition of subsidiaries' common stock, the pledging of certain assets to secure indebtedness, additional borrowings, and the payment of cash dividends. Under the provisions of the loan agreement, $5,769,000 of consolidated retained earnings are available for cash dividends after December 31, 1992, provided that such payments would not thereafter cause net worth and ratios of capital adequacy to decrease below the specified levels. LSB was in compliance with each of the covenants as of December 31, 1992.

NOTE 12 -- STOCKHOLDERS' EQUITY

Sale of Common Stock -- As of July 14, 1992, LSB registered 200,000 shares of its authorized but unissued common stock for sale through its Dividend Reinvestment and Shareholder Stock Purchase Plan. Under this new plan, LSB is offering all holders of its common stock the opportunity to reinvest automatically their cash dividends in shares of common stock, and to invest up to $1,000 in cash contributions per calendar quarter to purchase additional shares. The price paid for shares purchased through the plan is the bid price of the common stock reported on the NASDAQ over-the-counter market on the trading day preceding the date an investment is made. Prior to this plan, a dividend reinvestment plan was in effect that permitted only the reinvestment of cash dividends to purchase shares. Shares issued under the Dividend Reinvestment and Stock Purchase plan generally are newly issued shares. However, LSB may purchase shares for participants in the open market.

Following is a summary of the activity in the aforementioned plans:

                                                      Years Ended December 31,
                                                    ----------------------------
                                                      1992      1991      1990
                                                    --------  --------  --------
Shares reserved for Dividend Reinvestment and
  Shareholder Stock Purchase Plans -- beginning....   11,743    34,292    54,390
                                                    --------  --------  --------
Registration of additional shares..................  200,000
                                                    --------
Shares issued to participants:
   First quarter...................................    5,371     6,274     4,494
   Second quarter..................................    5,269     5,551     4,723
   Third quarter...................................    4,607     5,407     4,625
   Fourth quarter..................................    8,915     5,317     6,256
                                                    --------  --------  --------
     Total shares issued ..........................   24,162    22,549    20,098
                                                    --------  --------  --------
Shares reserved for Dividend Reinvestment and
   Shareholder Stock Purchase Plans -- ending......  187,581    11,743    34,292
                                                    ========  ========  ========

Regulatory Capital -- LSB and its banking subsidiaries are subject to regulatory risk-based capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain various minimum ratios of capital to risk-weighted assets and average assets.

The following table sets forth the risk-based capital ratios of LSB and its banking subsidiaries compared to the minimum levels prescribed by regulation:

                                            Tier 1    Total Capital    Leverage
                                           --------  ---------------  ----------
LSB.......................................  10.49%        12.65%         6.41%
The Lexington State Bank..................  11.18%        12.39%         7.00%
The Community Bank of South Carolina......  11.94%        13.19%         6.34%
Minimum required..........................   4.00%         8.00%         3.00%

NOTE 13 -- OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

                                                            Years Ended December 31,
                                                          -----------------------------
                                                            1992       1991       1990
                                                          -------    -------    -------
                                                             (Dollars in thousands)
Salaries and employee benefits........................    $10,957    $ 9,278    $ 8,330
Net occupancy expense.................................      1,087        945        940
Furniture and equipment expense.......................      1,680      1,631      1,462
Other expense
  Stationary, printing and supplies...................        904        746        730
  Postage.............................................        612        546        467
  Telephone...........................................        368        264        236
  Advertising.........................................        427        377        400
  Net cost of operation of other real estate..........        509        522        251
  Amortization of intangibles.........................        183         51         62
  FDIC insurance assessment...........................      1,114        914        475
  Other...............................................      2,854      2,140      2,122
                                                          -------    -------    -------
    Total.............................................    $20,695    $17,414    $15,475
                                                          =======    =======    =======

NOTE 14 -- RETIREMENT PLANS

The following table sets forth the funded status of LSB's pension plan and amounts recognized in the consolidated balance sheet:

                                                                                  December 31,
                                                                               -------------------
                                                                                1992        1991
                                                                               -------     -------
                                                                             (Dollars in thousands)
Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including vested
    benefits of $2,272 for 1992 and $1.033 for 1991........................    $ 2,354     $ 1,080
                                                                               =======     =======
Projected benefit obligation for service rendered to date..................    $(4,074)    $(1,714)
Plan assets at fair value, primarily listed stocks and bonds...............      2,026       1,381
                                                                               -------     -------
Projected benefit obligation greater than plan assets......................     (2,048)       (333)
Unrecognized prior service cost............................................      1,400         129
Unrecognized net loss......................................................        818         248
Adjustment required to recognize minimum liability.........................       (327)
                                                                               -------     -------
(Accrued) prepaid pension cost included in other (liabilities) assets......    $  (157)    $    44
                                                                               =======     =======

In accordance with Statement of Financial Accounting Standards No. 87, LSB has recorded an adjustment, as shown in the table above, to recognize a minimum pension liability for 1992. A corresponding offsetting asset, "Deferred pension costs," has been recorded and included in other assets in the consolidated balance sheet.

Net pension cost consisted of the following components:

                                                            Years Ended December 31,
                                                          -----------------------------
                                                            1992       1991       1990
                                                          -------    -------    -------
                                                             (Dollars in thousands)
Service cost..........................................    $ 282      $ 376      $ 357
Interest cost.........................................      228         90         59
Actual return on plan assets..........................      (69)       (42)       (43)
Net amortization and deferral.........................       41        (38)        10
                                                          -----      -----      -----
    Net periodic pension cost.........................    $ 482      $ 386      $ 383
                                                          =====      =====      =====

Assumptions used in accounting for the plan were:

                                                        Years Ended December 31,
                                                        ------------------------
                                                           1992          1991
                                                          ------        ------
Weighted average discount rate.......................      6.75%         7.50%
Average rate of increase in future compensation
  levels.............................................      5.50%         5.50%
Expected long-term rate of return on assets..........      8.00%         8.00%

Included in expenses were contributions to the banking subsidiaries' profit-sharing plans of $125,000, $107,000 and $83,000 for the years ended December 31, 1992, 1991 and 1990, respectively.


NOTE 15--INCOME TAXES

Income tax expense is summarized below:

                                                        Years Ended December 31,
                                                        ------------------------
                                                          1992    1991    1990
                                                         ------  ------  ------
                                                         (Dollars in thousands)
Currently payable
  Federal.............................................   $2,505  $ 750   $  980
  State...............................................      296    147      166
                                                         ------  -----   ------
     Total current....................................    2,801    897    1,146
                                                         ======  =====   ======
Deferred
  Federal.............................................     (360)    48     (286)
  State...............................................      (34)     3      (19)
                                                         ------  -----   ------
     Total deferred...................................     (394)    51     (305)
                                                         ------  -----   ------
     Total............................................   $2,407  $ 948   $  841
                                                         ======  =====   ======

Deferred income taxes of $786,000 and $392,000 at December 31, 1992 and 1991, respectively, are included in other assets. Deferred income taxes result from timing differences in the recognition of certain items of income and expense for tax and financial reporting purposes.

The principal sources of these differences and the related deferred tax effects are as follows:

                                                        Years Ended December 31,
                                                        ------------------------
                                                          1992    1991    1990
                                                         ------  ------  ------
                                                         (Dollars in thousands)
Provision for loan losses............................    $ (471)   $ 65  $ (317)
Accelerated depreciation.............................        39      61     124
Deferred net loan costs..............................       (14)    (64)    (87)
Other................................................        52     (11)    (25)
                                                         ------    ----  ------
     Total...........................................    $ (394)   $ 51  $ (305)
                                                         ======    ====  ======

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                                        Years Ended December 31,
                                                                      -------    -------     ------
                                                                       1992        1991       1990
                                                                      -------    -------     ------
                                                                         (Dollars in thousands)

Tax expense at statutory rate.....................................    $ 2,780    $ 1,415    $ 1,666
State income tax, net of federal income tax benefit...............        173         99        111
Tax-exempt interest income........................................       (680)      (661)      (720)
Non-deductible interest expense to carry tax-exempt instruments ..         75         91        115
Tax credit for rehabilitation of historic structure...............                             (145)
Other.............................................................         59          4         37
Restoration of net deferred tax charges of merged company.........                             (223)
Net operating loss of merged company for which
  no tax benefits were recognized.................................
                                                                      -------    -------     ------
    Total.........................................................    $ 2,407    $   948     $  841
                                                                      =======    =======     ======


Income tax expense related to investment security gains was $92,000, $68,000, and $16,000 for 1992, 1991, and 1990 respectively.

In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes," which requires a change in the method of accounting primarily for deferred income taxes. LSB has elected to adopt the new accounting rule as of January 1, 1993, without restatement of prior periods. The effects of adopting Statement No. 109 as of the adoption date have been calculated and found by management to have no material adverse or beneficial effect on consolidated financial position or results of operations.

NOTES 16 -- L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA (PARENT COMPANY ONLY)


                                                          December 31,
                                                       ------------------
                                                         1992       1991
                                                       -------    -------
                                                     (Dollars in thousands)

Balance Sheet
Assets
  Cash.............................................    $   171    $    41
  Time deposits in other banks.....................                   100
  Other investments................................        452      1,308
  Investment in banking subsidiaries...............     44,003     36,699
  Land.............................................         75        170
  Other assets.....................................        416        115
                                                       -------    -------
    Total assets...................................    $45,117    $38,433
                                                       =======    =======
Liabilities
  Long-term debt...................................    $ 4,000    $ 2,000
  Other liabilities................................        285         81
Stockholders' equity...............................     40,832     36,352
                                                       -------    -------
    Total liabilities and stockholders' equity.....    $45,117    $38,433
                                                       =======    =======


                                                      Years Ended December 31,
                                                    ----------------------------
                                                      1992      1991      1990
                                                    --------  --------  --------
                                                       (Dollars in thousands)
Statement of Income
Income
  Dividends from banking subsidiaries.............   $ 1,607   $ 1,574   $ 1,446
  Other dividends and interest....................        39        98       110
  Other income....................................                   2         9
                                                    --------  --------  --------
    Total income..................................     1,646     1,674     1,565
                                                    --------  --------  --------

Expenses
  Interest expense................................       202       167        42
  Other expense...................................       286        94       229
                                                    --------  --------  --------
    Total expenses................................       488       261       271
                                                    --------  --------  --------

Income before income taxes and equity in
  undistributed earnings of banking subsidiaries..     1,158     1,413     1,294
Income tax expense (credit).......................      (153)      (55)        7
Equity in undistributed earnings of banking
 subsidiaries.....................................     4,458     1,745     2,772
                                                    --------  --------  --------
Net income........................................   $ 5,769   $ 3,213   $ 4,059
                                                    ========  ========  ========

                                                     Years Ended December 31,
                                                   ----------------------------
                                                     1992      1991      1990
                                                   --------  --------  --------
                                                      (Dollars in thousands)
Statement of Cash Flows
Operating activities
  Net income......................................  $ 5,769   $ 3,213   $ 4,059
  Adjustments to reconcile net income to
    net cash provided by operating activities
       Equity in undistributed earnings of
        banking subsidiaries......................   (4,458)   (1,745)   (2,772)
       (Gain) loss on sale of other investments...        2        (2)
       Decrease in interest receivable............        2         4         5
       Increase in interest payable...............       14         1        24
       (Increase) decrease in prepaid expenses
        and receivables...........................     (303)     (109)        4
       Increase (decrease) in other accrued
        expenses and payables.....................      190        49       (13)
                                                   --------  --------  --------
         Net cash provided by operating
          activities..............................    1,216     1,411     1,307
                                                   --------  --------  --------

Investing activities
  Net decrease in time deposits in other banks....      100        50         1
  Sales of other investments......................      951       997
  Purchase of other investments...................     (100)   (1,307)
  Investment in banking subsidiaries..............   (2,900)             (2,000)
  Purchases of land...............................                          (75)
  Sales of land...................................       95         1        86
                                                   --------  --------  --------
         Net cash used by investing
          activities..............................   (1,854)     (259)   (1,988)
                                                   --------  --------  --------

Financing activities
  Sale of common stock............................      381       291       272
  Net decrease in short-term borrowings...........                         (178)
  Proceeds from long-term debt....................    2,000               2,000
  Cash dividends paid.............................   (1,613)   (1,572)   (1,455)
                                                   --------  --------  --------
         Net cash provided (used) by financing
          activities..............................      768    (1,281)      639
                                                   --------  --------  --------
Increase (decrease) in cash and cash equivalents..      130      (129)      (42)
Cash and cash equivalents, beginning..............       41       170       212
                                                   --------  --------  --------
Cash and cash equivalents, ending.................  $   171   $    41   $   170
                                                   ========  ========  ========


NOTE 17--COMMITMENTS AND CONTINGENT LIABILITIES

Commitments--In the normal course of business, LSB's banking subsidiaries are parties to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and securities lent, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to these financial instruments is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending commitments, standby letters of credit, and securities lent.

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:


                                                    December 31,
                                               ----------------------
                                                 1992          1991
                                               --------      --------
                                               (Dollars in thousands)
Loan commitments.............................   $60,291       $44,891
Standby letters of credit....................     1,751         2,144
Securities lent..............................     8,059

Loan commitments involve agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and some involve payment of a fee. Many of the commitments are expected to expire without being fully drawn; therefore, the total amount of loan commitments does not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include commercial and residential real properties, accounts receivable, inventory and equipment.

Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. All of the standby letters of credit expire within 1993. The credit risk involved in issuing standby letters of credit is the same as that involved in making loan commitments to customers. As of December 31, 1992 and 1991, approximately $499,000 and $286,000, respectively, of the standby letters of credit were unsecured. Collateral for secured standby letters of credit varies but may include commercial and residential real properties, accounts receivable, inventory, equipment, marketable securities and certificates of deposit. Since most of the letters of credit are expected to expire without being drawn upon, the contract amounts do not necessarily represent future cash requirements.

Securities lent represent customer securities lent to third parties. LSB's banking subsidiaries assume credit risk on these instruments by indemnifying the customer against the borrower's failure to return the securities. To minimize this risk, the banking subsidiaries evaluate the creditworthiness of the borrower on a case-by-case basis, and collateral with a market value exceeding 100% of the contract amount of securities lent is obtained.

Statement of Financial Accounting Standards No. 107 requires the discosure of the estimated fair values of off-balance-sheet financial instruments for which it is practicable to estimate fair value. The estimated fair values of such off-balance-sheet financial instruments are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of LSB's loan commitments do not involve the charging of a fee, and the fees associated with outstanding standby letters of credit and securities lent are not material. Therefore, as of December 31, 1992, the estimated fair value of LSB's off-balance-sheet financial instruments is nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments. Securities lent positions mature on a demand basis and do not present unanticipated credit concerns.

Contingent Liabilities--LSB and its subsidiaries are, from time to time, involved as defendants in various legal proceedings arising in the normal course of business. As of December 31, 1992, one of LSB's subsidiaries banks was named as a defendant in a lawsuit in which the plaintiff seeks damages arising from the bank's repossession and foreclosure of collateral securing a loan. Management believes that the bank has meritorious defenses available and intends to vigorously contest this lawsuit. Although the amount of any ultimate liability with respect to this matter cannot be determined with certainty, in the opinion of management and legal counsel, these proceedings will not have a material adverse effect on LSB's consolidated financial position. Management and legal counsel are not aware of any other pending or threatened litigation, or unasserted claims or assessments that could result in losses, if any, that would be material to the consolidated financial statements.


NOTE 18--RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

South Carolina banking regulations restrict the amount of dividends that can be paid to stockholders. All of the banking subsidiaries' dividends to LSB are subject to the prior approval of the Commissioner of Banking and are payable only from their undivided profits. At December 31, 1992, the banking subsidiaries' undivided profits totaled $16,505,000. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiaries to the parent company are also restricted.


NOTE 19--LEASING

The annual minimum rental commitments under the terms of noncancelable operating leases as of December 31, 1992, are as follows:

                                                 (Dollars in thousands)
        1993...................................           $ 81
        1994...................................             78
        1995...................................             73
        1996...................................             41
        1997...................................             37
        Thereafter.............................            293
                                                          ----
             Total minimum lease payments......           $603
                                                          ====

Rental expense for all operating leases was $63,000, $265,000, and $278,000 for the years ended December 31, 1992, 1991 and 1990, respectively. Some leases provide for the payment of executory costs and contain options to renew.


NOTE 20--LOANS TO RELATED PARTIES

Certain executive officers and directors of the consolidated companies, their immediate families and business interests were loan customers of, and had other transactions in the normal course of business with, the banking subsidiaries. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $2,977,000 and $2,962,000 at December 31, 1992 and 1991, respectively. During 1992, $1,473,000 of new loans were made and repayments totaled $1,458,000.


NOTE 21--PENDING TRANSACTION

LSB entered into an Agreement and Plan of Merger (Agreement), as amended, dated November 10, 1992 whereby LSB will exchange previously unissued shares of its authorized common stock for all of the 20,000 outstanding common shares of The Dorn Banking Company (Dorn), McCormick, South Carolina. Dorn provides banking services to domestic markets principally in McCormick and Greenwood Counties of South Carolina. Under the terms of the Agreement, Dorn will be merged into LSB's subsidiary, The Lexington State Bank. The proposed business combination is expected to be accounted for using the pooling-of-interests method.

Under terms of the Agreement, 418,944 shares of LSB common stock will be exchanged for the 20,000 outstanding shares of Dom. Therefore, the exchange ratio is 20.95 shares of LSB common stock for one share of Dom common stock.
The agreement is subject to approval by the stockholders of Dom and by regulatory authorities. The Agreement may be terminated at any time prior to the effective date of the merger by the mutual consent of the LSB and Dom Boards of Directors, or by either party should material adverse changes occur in the business of the other party.

The following table presents selected consolidated financial data for LSB and Dom on an historical basis and on a pro forma combined basis:

                                                Years Ended December 31,
                                        ----------------------------------------
                                           1992           1991           1990
                                        ----------     ----------     ----------
                                        (Dollars in thousands, except per share)
Results of operations
  Total interest income
    LSB...............................    $ 45,584       $ 46,669       $ 47,029
    Dom...............................       2,141          2,099          2,149
    LSB and Dom pro forma.............      47,725         48,768         49,178
  Total interest expense
    LSB...............................    $ 20,054       $ 26,439       $ 28,787
    Dom...............................       1,039          1,087          1,084
    LSB and Dom pro forma.............      21,093         27,526         29,871
  Net interest income
    LSB...............................    $ 25,530       $ 20,230       $ 18,242
    Dom...............................       1,102          1,012          1,065
    LSB and Dom pro forma.............      26,632         21,242         19,307
  Provision for loan losses
    LSB...............................    $  2,463       $  3,598       $  2,110
    Dom...............................          65             10             11
    LSB and Dom pro forma.............       2,528          3,608          2,121
  Investment securities gains
    LSB...............................    $    256       $    190       $     44
    Dom...............................
    LSB and Dom pro forma.............         256            190             44
  Total other operating income
    LSB...............................    $  5,548       $  4,753       $  4,199
    Dom...............................         160            156            141
    LSB and Dom pro forma.............       5,708          4,909          4,340
  Total other operating expenses
    LSB...............................    $ 20,695       $ 17,414       $ 15,475
    Dom...............................         800            766            735
    LSB and Dom pro forma.............      21,495         18,180         16,210
  Income (loss) before income taxes
    LSB...............................    $  8,176       $  4,161       $  4,900
    Dom...............................         397            392            460
    LSB and Dom pro forma.............       8,573          4,553          5,360
  Income tax expense (credit)
    LSB...............................    $  2,407       $    948       $    841
    Dom...............................          27            (11)             8
    LSB and Dom pro forma.............       2,434            937            849
  Net income (loss)
    LSB...............................    $  5,769       $  3,213       $  4,059
    Dom...............................         370            403            452
    LSB and Dom pro forma.............       6,139          3,616          4,511

Financial condition
  Total assets (end of period)
    LSB.........................................  $619,803   $533,918   $493,625
    Dom.........................................    31,518     26,950     24,578
    LSB and Dom pro forma.......................   651,321    560,868    518,203
  Loans, net of unearned income (end of period)
    LSB.........................................  $369,771   $320,649   $299,202
    Dom.........................................     8,727      8,169      8,127
    LSB and Dom pro forma.......................   378,498    328,818    307,329
  Total deposits (end of period)
    LSB.........................................  $539,512   $477,617   $435,180
    Dom.........................................    23,912     19,680     17,690
    LSB and Domn pro forma......................   563,424    497,297    452,870
  Long-term debt (end of period)
    LSB.........................................  $  4,000   $  2,000   $  2,450
    Dorm........................................
    LSB and Dom pro forma.......................     4,000      2,000      2,450
  Stockholders' equity (end of period)
    LSB.........................................  $ 40,832   $ 36,352   $ 34,307
    Dom.........................................     6,760      6,490      6,187
    LSB and Dom pro forma.......................    47,592     42,842     40,494
Per share
  Net income per share
    LSB.........................................  $   2.18   $   1.23   $   1.56
    Dom.........................................     18.50      20.15      22.60
    LSB and Dom pro forma.......................      2.00       1.19       1.49
  Book value per share at year end
    LSB.........................................  $  15.36   $  13.80   $  13.14
    Dom.........................................    338.00     324.50     309.35
    LSB and Dom pro forma.......................     15.47      14.03      13.36


